FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20429

                                    FORM F-3

                                 CURRENT REPORT


             Under Section 13 of the Securities Exchange Act of 1934

                          For the month of August 1997






                               Carolina State Bank
                           316 South Lafayette Street
                        Shelby, North Carolina 28150-5352
                                 (704) 480-4444















                         This document contains 4 pages.




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Item 1 - Changes in Control of Bank.

         Not applicable.

Item 2 - Acquisition or Disposition of Assets.

         Not applicable.

Item 3 - Legal Proceedings.

         Not applicable.

Item 4 - Changes in Securities.

         Not applicable.

Item 5 - Changes in Security for Registered Securities.

         Not applicable.

Item 6 - Defaults Upon Senior Securities.

         Not applicable.

Item 7 - Increase in Amount of Securities Outstanding.

         Not applicable.

Item 8 - Decrease in Amount of Securities Outstanding.

         Not applicable.

Item 9 - Submission of Matters to a Vote of Security Holders.

         Not applicable.

Item 10 - Changes in Bank's Certifying Accountants.

         Not applicable.





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Item 11 - Resignations of Bank's Directors.

         Not applicable.

Item 12 - Other Materially Important Events.

         On August 15, 1997, Carolina State Bank ("CSB") and First Charter Corporation ("FCC") entered into a definitive agreement (the "Agreement") providing for the acquisition of CSB by FCC through the merger of CSB with and into First Charter National Bank, a wholly-owned subsidiary of FCC (the "Merger"). Pursuant to the Agreement, at the effective time of the Merger ("Effective Time"), each share of common stock of CSB, other than shares as to which dissenters' rights have been perfected, shall be converted into 1.023 shares of FCC common stock, with cash (without interest) to be paid in lieu of the issuance of fractional shares. The transaction is structured to qualify as a tax-free reorganization and is anticipated to be accounted for as a pooling of interests. Consummation of the Merger, which is expected to occur by the end of the fourth quarter of 1997, is subject to certain conditions, including but not limited to, (i) the approval by the shareholders of CSB and FCC; (ii) the approvals of the Office of the Comptroller of the Currency and any other applicable federal and state regulatory authorities; (iii) the receipt of fairness opinions and opinions of counsel and accountants; and (iv) the continued effectiveness of a registration statement related to the common stock of FCC to be issued in the Merger.

         A copy of the joint news release issued by CSB and FCC on August 15, 1997 with respect to the Merger Agreement is filed as Exhibit A and incorporated by reference into this document. The news release contained, among other things, information with respect to merger and related costs anticipated to be incurred in connection with the Merger.

         In addition, in connection with the execution of the letter of intent prior to negotiation of the Merger Agreement, CSB and FCC entered into a Stock Option Agreement dated June 30, 1997, pursuant to which CSB granted FCC an irrevocable option to purchase up to 330,776 shares of CSB common stock (19.9% of the CSB common stock after exercise of the Option) at a price of $13.25 per share, which option is exercisable only upon the occurrence of certain events generally related to a change in control of or a material business combination by CSB.

         Based on a FCC common stock price of $22.00 per share on August 14, 1997, the total transaction value equals $38.7 million or $22.51 for each share of CSB common stock.

         The Merger will create a community banking company serving the Greater Charlotte Metropolitan Area of North Carolina with combined assets of approximately $700 million. CSB will add four full service banking offices in Cleveland and Rutherford Counties to FCC's twelve offices which serve Cabarrus, Mecklenburg and Rowan Counties. At June 30, 1997, CSB had approximately $141.5 million in assets and $120.6 million in deposits.

         FCC is a North Carolina corporation which is registered as a bank holding company. Through its two wholly-owned bank subsidiaries, First Charter National Bank and Bank of Union,



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a North Carolina-chartered bank, FCC operates 17 banking offices, all in North
Carolina. As of June 30, 1997, FCC had total assets of approximately $565.2 million, total deposits of approximately $470.7 million and shareholders' equity of approximately $62.6 million. FCC Common Stock is traded on the Nasdaq National Market System under the symbol "FCTR".

Item 13 - Financial Statements and Exhibits.

         Exhibit A.                 Joint new release.


                                 Signatures

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                Carolina State Bank


                                By:  /s/ ROBERT J. JUREK
                                     --------------------------
                                         Robert J. Jurek
                                         Senior Vice President
                                         and Chief Financial Officer

                                Date:     September 9, 1997




                              FOR IMMEDIATE RELEASE

FROM:    FIRST CHARTER CORPORATION                   CAROLINA STATE BANK
         22 UNION STREET, NORTH                      316 SOUTH LAFAYETTE ST.
         CONCORD,  NC  28025                         SHELBY,  NC  28150-5352

CONTACT: LAWRENCE M. KIMBROUGH                       JOHN J. GODBOLD, JR.
         PRESIDENT AND CHIEF                         PRESIDENT AND CHIEF
         EXECUTIVE OFFICER                           EXECUTIVE OFFICER
         (704) 786-3300                              (704) 480-4444

DATE:    AUGUST 15, 1997

                FIRST CHARTER CORPORATION AND CAROLINA STATE BANK
                     ANNOUNCE SIGNING OF AGREEMENT TO MERGE

         First Charter Corporation (First Charter) and Carolina State Bank announced today the signing of a definitive agreement for the acquisition of Carolina State Bank by First Charter. The agreement provides, among other things, for the merger of Carolina State Bank into First Charter National Bank, a wholly-owned subsidiary of First Charter, and the exchange of 1.023 shares of First Charter common stock for each share of Carolina State Bank common stock outstanding at the effective time of the merger. No fractional shares of First Charter stock will be issued. In addition, Carolina State Bank has previously granted First Charter the option to purchase up to 19.9 percent of its outstanding common stock, under certain circumstances. Based on a First Charter stock price of $22.00 per share on August 14, 1997 the total transaction value equals $38.7 million or $22.51 for each share of Carolina State Bank common stock.

         The transaction will create a community banking company serving the Greater Charlotte Metropolitan Area of North Carolina with combined assets of approximately $700 million. Carolina State Bank will add four full service banking offices in Cleveland and Rutherford Counties to First Charter's twelve offices which serve Cabarrus, Mecklenburg and Rowan Counties. At June 30, 1997, Carolina State Bank had approximately $141.5 million in assets and $120.6 million in deposits.

         First Charter anticipates one-time merger and related charges of $1.6 to $2.2 million, net of tax effects, in connection with the transaction, including an estimated $150,000 to $200,000 provision for loan losses to conform Carolina State Bank's credit risk practices to First Charter's.


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         Consummation of the merger, which is expected to occur by the end of the fourth quarter of 1997, is subject to certain customary conditions, including receipt of regulatory approvals and approval by the shareholders of First Charter and Carolina State Bank. The transaction is structured to qualify as a tax-free reorganization and is anticipated to be accounted for as a pooling of interests.

         First Charter Corporation common stock is traded on the NASDAQ National Market under the quotation symbol "FCTR."

         The foregoing information contains forward-looking statements regarding First Charter's proposed merger-related expenses in connection with the acquisition of Carolina State Bank. The proposed expenses are subject to certain risks and uncertainties that could cause actual expenses to differ materially from those indicated, such as the inability to consummate the merger by the end of fiscal year 1997 or the inability of First Charter to consolidate the operations of Carolina State Bank with First Charter or to achieve technological efficiencies as soon as anticipated. Readers are cautioned not to place undue reliance on this information, which reflects management's judgment only as of the date hereof. First Charter undertakes no obligation to publicly revise this information to reflect events and circumstances that arise after the date hereof.